Exhibit 99.2

THE BOYER COMPANY

Re:  Lease Agreement:  Research Park – Phase IV

Dear Jay,

This letter is written to memorialize our agreement regarding the payment of base rent as a product of the rate of return multiplied by the final construction costs once they are determined for Phase IV for purposes of the Lease Agreement, Research Park – Phase IV, by and between BOYER RESEARCH PARK ASSOCIATES VIII BY ITS GENERAL PARTNER, THE BOYER COMPANY, L.C. and MYRIAD GENETICS, INC., dated May 31, 2005 (the “Lease”). Capitalized terms used herein shall have the meanings ascribed to such capitalized terms in the Lease.

Effective on the Commencement date, Tenant agrees to pay to Landlord as Basic Annual Rent an amount equal to twelve and one-half (12.5) percent of the total project cost, which shall mean any and all “hard” and “soft” costs and expenditures incurred by Landlord in connection with the acquisition, design, or construction of the Phase IV building and parking. Tenant shall have the opportunity, upon request, to review Landlord’s records regarding the total project costs related to Landlord’s work.

Landlord and Tenant shall execute an amendment to the Lease to reflect the calculation of Basic Annual Rent as outlined in this letter once the final total project costs have been determined. Please sign below to acknowledge your agreement.

Sincerely,

BOYER RESEARCH PARK ASSOCIATES VIII, BY ITS GENERAL PARTNER, THE BOYER COMPANY, L.C.

By H. Roger Boyer, Chairman and Manager

/s/ H. Roger Boyer

ACKNOWLEDGED AND AGREED:

MYRIAD GENETICS, INC.
By Jay Moyes, CFO

/s/ Jay Moyes